Exhibit 99.1

Analog Devices Announces Offering and Pricing of Senior Notes

Norwood, MA (11/30/2016) - Analog Devices, Inc. (NASDAQ: ADI), a global leader in high-performance semiconductors for signal processing applications, today announced it has priced an offering of $400 million aggregate principal amount of 2.500% senior unsecured notes due December 5, 2021, $550 million aggregate principal amount of 3.125% senior unsecured notes due December 5, 2023, $900 million aggregate principal amount of 3.500% senior unsecured notes due December 5, 2026 and $250 million aggregate principal amount of 4.500% senior unsecured notes due December 5, 2036. The offering is being conducted pursuant to an effective registration statement under the Securities Act of 1933.

Analog Devices intends to use the net proceeds of this offering to finance a portion of the cash consideration due in connection with its planned acquisition of Linear Technology Corporation (the “Merger”). The 2021 Notes, the 2023 Notes and the 2036 Notes will have a special mandatory redemption feature in the event that the Merger is not consummated by October 26, 2017. In the event of a special mandatory redemption, Analog Devices intends to use the net proceeds from this offering for general corporate purposes, which may include capital expenditures, repurchases of its common stock under its stock repurchase program, repayment or refinancing of existing indebtedness, dividend payments and acquisitions. This offering is expected to close on December 5, 2016, subject to customary closing conditions.

The joint book-running managers for the offering are J.P. Morgan Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Credit Suisse Securities (USA) LLC, and MUFG Securities Americas Inc.

The co-managers (in alphabetical order) are BMO Capital Markets Corp., BNY Mellon Capital Markets, LLC, PNC Capital Markets LLC, SMBC Nikko Securities America, Inc., TD Securities (USA) LLC and Wells Fargo Securities, LLC.

The junior co-managers (in alphabetical order) are Deutsche Bank Securities Inc., Fifth Third Securities, Inc. and HSBC Securities (USA) Inc.

Analog Devices has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read these documents and other documents Analog Devices has filed with the SEC for more complete information about Analog Devices and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Analog Devices or any underwriter or dealer participating in the offering will arrange to send you the prospectus if you request it by calling J.P. Morgan Securities LLC (collect) at 1-212-834-4533; Merrill Lynch, Pierce, Fenner & Smith Incorporated toll-free at 1-800-294-1322; Credit Suisse Securities (USA) LLC toll-free at 1-800-221-1037; or MUFG Securities Americas Inc. toll-free at (877) 649-6848.

About Analog Devices

Analog Devices designs and manufactures semiconductor products and solutions. We enable our customers to interpret the world around us by intelligently bridging the physical and digital with unmatched technologies that sense, measure and connect.

Forward Looking Statements

This release may be deemed to contain forward-looking statements regarding future events and our future results that are subject to the safe harbor created under Private Securities Litigation Reform Act of 1995 and other safe harbors under the Securities Act of 1933 (the “Securities Act”) and the Securities Exchange Act of 1934 (the “Exchange Act”). All statements other than statements of historical fact are statements that could be deemed forward-looking statements, including statements relating to the offering of the notes and the use of proceeds therefrom, and statements regarding the proposed acquisition of Linear Technology Corporation (“Linear”) and the expected timing to close the transaction. Such statements are based on our current expectations and are subject to a number of factors and uncertainties, which could cause actual results to differ materially from those described in the forward-looking statements. The following important factors and uncertainties, among others, could cause actual results to differ materially from those described in these forward-looking statements: completion of the offering on the terms described, if at all; the ability to satisfy the conditions to closing of the proposed transaction with Linear, on the expected timing or at all; the ability to obtain required regulatory approvals for the proposed transaction, on the expected timing or at all, including the potential for regulatory authorities to require divestitures in connection with the proposed transaction; the occurrence of any event that could give rise to the termination of the merger agreement with Linear; the risk of stockholder litigation relating to the proposed transaction, including resulting expense or delay; higher than expected or unexpected costs associated with or relating to the transaction; the risk that expected benefits, synergies and growth prospects of the transaction may not be achieved in a timely manner, or at all; the risk that Linear’s business may not be successfully integrated with Analog Devices’ following the closing; the risk that Analog Devices and Linear will be unable to retain and hire key personnel; and the risk that disruption from the transaction may adversely affect Linear’s or Analog Devices’ business and relationships with their customers, suppliers or employees. You should pay particular attention to the important risk factors and cautionary statements referenced in the “Risk Factors” section of the prospectus related to the offering referenced above, as well as the risk factors and cautionary statements described in Analog Devices’ and Linear’s filings with the Securities and Exchange Commission (“SEC”), including the risk factors contained in each of Analog Devices’ and Linear’s most recent Quarterly Reports on Form 10-Q and Annual Report on Form 10-K. Forward-looking statements represent management’s current expectations and are inherently uncertain. Except as required by law, we do not undertake any obligation to update forward-looking statements made by us to reflect subsequent events or circumstances.

Important Additional Information Will Be Filed With The SEC

In connection with the proposed Merger, Analog Devices and Linear have filed and will file relevant information with the SEC, including a registration statement of Analog Devices on Form S-4 (the “registration statement”) that includes a prospectus of Analog Devices and a proxy statement of Linear (the “proxy statement/prospectus”). INVESTORS AND SECURITY

HOLDERS OF LINEAR ARE URGED TO CAREFULLY READ THE ENTIRE REGISTRATION STATEMENT AND PROXY STATEMENT/PROSPECTUS AND OTHER RELEVANT DOCUMENTS FILED WITH THE SEC, BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT ANALOG DEVICES, LINEAR AND THE PROPOSED MERGER. A definitive proxy statement/prospectus has been sent to Linear’s shareholders. The registration statement, proxy statement/prospectus and other documents filed by Analog Devices with the SEC may be obtained free of charge at Analog Devices’ website at www.analog.com or at the SEC’s website at www.sec.gov. These documents may also be obtained free of charge from Analog Devices by requesting them by mail at Analog Devices, Inc., One Technology Way, P.O. Box 9106, Norwood, MA 02062-9106, Attention: Investor Relations, or by telephone at (781) 461-3282. The documents filed by Linear with the SEC may be obtained free of charge at Linear’s website at www.linear.com or at the SEC’s website at www.sec.gov. These documents may also be obtained free of charge from Linear by requesting them by mail at Linear Technology Corporation, 1630 McCarthy Blvd., Milpitas, CA, 95035-7417, Attention: Investor Relations, or by telephone at (408) 432-2407.

Non-Solicitation

This communication shall not constitute an offer to sell or the solicitation of an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

Analog Devices and the Analog Devices logo are registered trademarks or trademarks of Analog Devices, Inc. All other trademarks mentioned in this document are the property of their respective owners.

Editor’s Contact Information:

Ali Husain

(781) 461-3282 (phone)

(781) 461-3491 (fax)

Treasurer and Director of Investor Relations

investor.relations@analog.com